Exhibit 99.03

Ambac Financial Group, Inc. One State Street Plaza New York, NY 10004 212.668.0340

News Release

For Immediate Release

Investor/Media Contact: Peter R. Poillon

(212) 208-3333

ppoillon@ambac.com

Web site: www.ambac.com

AMBAC FINANCIAL GROUP, INC. ANNOUNCES INCREASED

SHARE BUYBACK AUTHORIZATION AND

DECLARES QUARTERLY DIVIDEND

NEW YORK, May 3, 2005 — Ambac Financial Group, Inc. (NYSE:ABK) today announced that its Board of Directors increased the number of shares available under the Company’s Share Repurchase Program by six million shares. Ambac has recently repurchased 1.3 million shares in the open market for approximately $86.7 million. After today’s additional authorization, coupled with the recent share purchases, Ambac has approximately 6.3 million shares remaining under its Share Repurchase Program. Shares will be repurchased in the open market or in private transactions at times and prices considered appropriate by Ambac.

Ambac also announced today that its Board of Directors declared a regular quarterly cash dividend of $0.125 per share of common stock. The dividend is payable on June 1, 2005 to stockholders of record on May 16, 2005.

*******

Ambac Financial Group, Inc., headquartered in New York City, is a holding company whose affiliates provide financial guarantees and financial services to clients in both the public and private sectors around the world. Ambac’s principal operating subsidiary, Ambac Assurance Corporation, a leading guarantor of public finance and structured finance obligations, has earned triple-A ratings, the highest ratings available from Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services, Fitch, Inc. and Rating and Investment Information, Inc. Ambac Financial Group, Inc. common stock is listed on the New York Stock Exchange (ticker symbol ABK).